Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Performance Shipping Inc. for the registration of up to 272,522 Shares of Series C Convertible Cumulative Redeemable Perpetual Preferred Stock, Issuable Upon Conversion of Outstanding Securities and to the incorporation by reference therein of our report dated March 11, 2022, with respect to the consolidated financial statements of Performance Shipping Inc. included in its Annual Report (Form 20-F) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece
January 27, 2023